Form N-18F-1

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                           MW Capital Management Funds
                            Exact Name of Registrant




                            NOTIFICATION OF ELECTION


     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                    SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Newport Beach and the state of California on the 12th day of October, 2001.

                                   Signature MW Capital Management Funds
                                             -------------------------------
                                                   (Name of Registrant)


                                   By: /s/ Gary W. Lisenbee
                                       -------------------------------------
                                           Gary W. Lisenbee
                                           (Name of director, trustee or officer
                                           signing on behalf of Registrant)


                                   President
                                   -----------------------------------------
                                                  (Title)



Attest:  /s/ Michele T. Sarna
        ----------------------------
             Michele T. Sarna



       Assistant Secretary
       -----------------------------
               (Title)